EXHIBIT 11.1

May 31, 2023

InterCare Dx, Inc.

20280 South Vermont Avenue Suite 215

Torrance California 90502

Re:	Form POS 1-A, filed with the Securities and Exchange Commission for InterCare Dx, Inc., a California corporation (the "Company")

Ladies and Gentlemen:

Reference is made to the Offering Statement on Form POS 1-A, as amended (“Offering Statement”), filed by InterCare Dx, Inc. (the “Company”), a California corporation, under the Securities Act of 1933, as amended (“Act”), and Regulation A thereunder. The Offering Statement relates to the issuance and sale by the Company of up to 20,000,000 shares (“Company Shares”) of common stock, no par value (“Common Stock”), of the Company.

In rendering the opinion set forth below, I have reviewed: (a) the Offering Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the Company Shares, when issued and sold in accordance with and in the manner described in the Offering Statement, as supplemented, will be duly authorized, validly issued, fully paid and non-assessable.

I am qualified to practice law in the State of Nevada and do not purport to be an expert on any law other than the laws of the State of Nevada. I am not admitted or qualified to practice in the State of California; however, I am generally familiar with the Corporations Code of the State of California as currently in effect and have made such inquiries as I deemed necessary to render the opinions contemplated herein. I express no opinion regarding compliance with the Securities Act, or any other federal or state securities laws or regulations.

I hereby consent to the use of this opinion as an exhibit to the Offering Statement, to the use of my name as your counsel and to all references made to us in the Offering Statement and in the Offering Circular forming a part thereof. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

The Doney Law Firm

By:	/s/ Scott Doney
Scott Doney, Esq.